As filed with the United States Securities and Exchange Commission on June 21, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGRITECH WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Nevada	36-4197173
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1011 Campus Drive
Mundelein, Illinois 60060
(Address of principal executive offices)(Zip Code)

Z Trim Holdings, Inc. Amended and Restated Incentive Compensation Plan
(Full title of the plan)

Jonathan Kahn
Chief Executive Officer
1011 Campus Drive
Mundelein, Illinois 60060
(Name and address of agent for service)

(847) 549-6002
(Telephone number, including area code, of agent for service)

Copy to:

Leslie Marlow, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (do not check if smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of Registration Fee
Common stock, par value $0.00005 per share	22,000,000 shares	$0.015	$330,000	$33.23

(1)	Amount to be registered consists of 22,000,000 shares of common stock (the “Common Stock”) that may be issued pursuant to, or pursuant to awards granted under, the Z Trim Holdings, Inc. (now known as Agritech Worldwide, Inc.) Amended and Restated Incentive Compensation Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of shares of common stock outstanding.

(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The maximum offering price with respect to the shares of common stock registered herein is based on the last sale reported on the OTCPink on June 20, 2016.

EXPLANATORY NOTE

A Registration Statement on Form S-8 (Registration No. 333-185517) was previously filed with the Securities and Exchange Commission (the “SEC”) by Z Trim Holdings, Inc., an Illinois corporation, now known as Agritech Worldwide, Inc., a Nevada corporation (the “Registrant” or the “Company”), on December 17, 2012 (the “Registration Statement”), which registered 18,000,000 shares of common stock, $0.00005 par value per share (the “Common Stock”), of the Registrant for issuance pursuant to the Company’s Incentive Compensation Plan.  This Registration Statement is being filed in order to register an additional 22,000,000 shares of our common stock under the Company’s Amended and Restated Incentive Compensation Plan (the “Plan”).

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part 1 of Form S-3.  This Reoffer Prospectus may be used for the reoffering and resale of shares of common stock that may be deemed to be restricted securities under the Securities Act of 1933, as amended (“Securities Act”), and the rules and regulations promulgated thereunder that have been acquired by certain of our directors and executive officers, being the selling stockholders identified in the Reoffer Prospectus.  The number of shares of our common stock included in the Reoffer Prospectus represents shares of common stock that have been acquired by the selling stockholders pursuant to awards made to the selling stockholders and does not necessarily represent a present intention to sell any or all such shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Items 1 and 2 of Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

AGRITECH WORLDWIDE, INC.

3,020,133 Shares of common stock
Offered by Selling Stockholders

This reoffer prospectus relates to 3,020,133 shares of our common stock, par value $0.00005 per share (the “Shares”), that may be offered and resold from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) for their own account. The Selling Stockholders were granted shares of common stock and options exercisable for shares of common stock as awards pursuant to the Plan.  It is anticipated that the Selling Stockholders will offer the Shares for sale at prevailing prices on the date of sale.  We will receive no part of the proceeds from sales of the Shares made under this reoffer prospectus.  The Selling Stockholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

This prospectus relates to the resale of the Shares by our current directors and others who may be deemed to be our affiliates. This prospectus has been prepared for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “Securities Act”), or future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction.  The Selling Stockholders may offer for sale or sell the Shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the OTCPink under the symbol “FBER.”  On June 20, 2016, the closing price of our common stock on such market was $0.015 per share.

Investing in our common stock involves risks.  See “Risk Factors” on page 2 of this reoffer prospectus.  These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 21, 2016.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof. Additionally, any information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Agritech,” “we,” “our” and “us” refer to Agritech Worldwide, Inc., a Nevada corporation, and its subsidiaries, unless otherwise specified.

About this Prospectus

This prospectus contains important information you should know before investing, including important information about Agritech and the securities being offered. You should carefully read this prospectus, as well as the additional information contained in the documents described under “Incorporation of Certain Documents by Reference” and “Additional Information Available to You” in this prospectus, and in particular the periodic and current reporting documents we file with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the SEC. We have provided to you in this prospectus a general description of our business, the Selling Stockholders and the distribution of the Shares. To the extent there is a conflict between the information contained in this prospectus and any of our subsequent filings with the SEC, the statement in the document having the later date shall modify or supersede the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described above under the heading “Incorporation of Certain Documents by Reference” if necessary.

OUR COMPANY

Agritech Worldwide, Inc. (formerly Z Trim Holdings, Inc.) is an agritech company that owns existing, and seeks to develop new, products and processes that convert generally available agricultural by-products into multi-functional all-natural ingredients that can be used in food manufacturing and other industries.  Our primary focus and the source of substantially all of our revenue is from the sale of our all-natural products, Z Trim®, to the food industry.  We currently sell a line of all-natural products to the food industry designed to help manufacturers reduce their costs, improve the quality of finished goods, and solve many production problems.  Our innovative technology can provide value-added all-natural ingredients across virtually all food industry categories.  These products offer a range of functional attributes, including helping to reduce fat and calories, adding fiber, improving shelf-stability, preventing oil migration, and enhancing binding capacity – all without degrading the taste and texture of the final food products.  Perhaps most significantly, our ingredients can help extend the life of finished products, potentially increasing our customers’ gross margins.

We have developed products that manage moisture to help reduce production costs and improve nutritional value in finished foods, while maintaining the essential taste and mouth-feel associated with full-fat products.  The potential global market for our line of products spans the entire food and nutritional beverage industry, including fat-free, low-fat, reduced-fat and full-fat, across meats, baked goods, dairy and non-dairy products, snacks, beverages, dressings, sauces and dips.

In July 2012, we opened an industrial products division focusing on the manufacture, marketing and sales of products designed specifically for industrial applications, including oil drilling fluids, petroleum coke, charcoal briquettes, hydraulic fracturing, and paper and wood adhesives.  When used in industrial operations, we believe that our products can reduce costs, enhance supply-chain reliability, limit environmental impact, and improve finished product quality compared to current products such as guar gum, xanthan gum, CMC, lignosulfonates and starches used as binders, adhesives, viscofiers or emulsifiers.  In January 2013, we entered into a joint development agreement with Newpark Drilling Fluids LLC, a subsidiary of Newpark Resources, Inc., to develop new, environmentally-friendly drilling fluids that incorporate our proprietary industrial materials that could replace products such as guar and xanthan gums in drilling applications.

Products

Our core product portfolio of multifunctional food ingredients includes Corn Z Trim® (both GMO and non-GMO) and Oat Z Trim®.  The superior water-holding capacity and amorphous structure of Z Trim ingredients are key to the exclusive multifunctional attributes they contribute to food product design, including moisture management, oil deflection, texture and appearance quality, fat and calorie reduction. Perhaps most significantly, these attributes allow manufacturers using our products to reduce costs of finished products by replacing more expensive ingredients with our fiber and water.  Z Trim® is now being used by food manufacturers world-wide, across a multitude of food categories, such as meats, sauces, soups, dressings, baked goods, fillings, toppings, prepared meals, dairy products, frozen handheld snacks, and pizza dough.  Food formulators are seeking greater functionality and product performance than they can get from starches, gums, fats, and other fibers - for both standard and lower fat content foods - and are increasingly discovering how Z Trim® multifunctional ingredients can help to satisfy their consumers with finished products that we believe have enhanced eating quality, outstanding product performance, and frequently, improved nutritional profiles.

Major market drivers such as greater nutrition awareness, increasing obesity trends, the economy, rising costs and hectic lifestyles have triggered an evolution of the food industry and consumer expectations.  Our goal is to further enable food manufacturers to address the challenges and opportunities of this evolution by helping them to lower their costs, differentiate their products, achieve their growth objectives, and satisfy their customers.  Through ongoing product applications research, we develop solutions designed to help food manufacturers solve formulation and product challenges and capture market opportunities with high quality, innovative products that fulfill consumer demands.

We currently manufacture and market Z Trim® products as cost-competitive ingredients that help improve the food industry’s ability to deliver on its promises of quality, taste, and healthfulness.  Our primary goal is to establish our products as important ingredients in the evolution of the food industry and consumer expectations.

We began manufacturing non-GMO corn products in early 2013 with the intent to meet the potentially expanding domestic and international demand.  On February 6, 2013, we announced that we had recorded our first sales of such products.

In 2012, we opened an industrial division seeking to serve a variety of industries, including, but not limited to, oil drilling, hydraulic fracturing, petroleum coking, pharmaceuticals, nutraceuticals, paper and corrugated box adhesives, and others.  We are developing products from our patented technologies to make value-added ingredients from low-cost agricultural sources to serve these industries.

In February 2013, we announced our first sale of industrial grade Bio-Fiber Gum for use in the petroleum coke industry.

Product Distribution

We are developing our food ingredient market through (i) direct and brokered sales to major food manufacturers, as well as small and midsize companies for packaged retail foods, and (ii) direct and brokered sales to large and small foodservice manufacturers that supply to restaurants, hospitals, schools and cafeterias.  In addition to direct sales, we use a network of ingredient distributors, both domestic and international, to distribute our products.

Competition

Z Trim® ingredients compete with a wide variety of hydrocolloids and other fiber ingredients.  Within the food industry, depending on the food application, required functional properties and product development objectives, competitive ingredients might include gums (e.g., guar, xanthan, locust bean, and Arabic), seaweed extracts (e.g., alginates, carrageenan), starches (native, modified and resistant), and fibers (e.g., oat bran, corn bran, pea fiber, potato fiber).  Most of these competitive ingredients are well-established in the food industry, and many of the companies that supply them have substantially greater resources than we do.  However, we believe that the unique properties of our multifunctional fiber ingredients pose not only significant market opportunities for us, but also provide differentiation and growth opportunities for food companies.  We believe that no other single hydrocolloid or fiber has the combined water holding and binding capacity that is effective across as wide a pH and temperature range as Z Trim®, nor imparts as many superior attributes to the finished consumer food product.  Furthermore, we believe Z Trim® ingredients can have synergistic effects with other hydrocolloids and fibers, allowing food manufacturers to achieve even greater processing improvements, cost efficiencies, and finished product performance.  Many of the same ingredients used in foods are also used for industrial applications, where they compete with a similar complement of ingredients.  We believe that our products’ unique functionalities, combined with the fact that they are produced domestically from abundant raw material sources (agricultural by-products), provide us with strengths that our competitors’ products do not possess.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

Raw materials used in Z Trim® products are sourced principally in the United States.  Approximately 70% of our raw materials consist of corn bran and oat hulls, which are generally available from a variety of suppliers.  Our major suppliers include Agricor, Inc. and Brenntag, Inc.  We seek to mitigate the risk of a shortage of raw materials through identification of alternative suppliers for the same or similar raw materials, where available. We have purchasing staff with extensive knowledge of our products that work with marketing, product research and development and quality control personnel to source raw materials for products and other items.

Dependence on a Few Major Customers

Our customers are predominantly food manufacturers.  There were three significant customers who accounted for 28%, 11% and 9%, respectively, of total sales for the three months ended March 31, 2016 and there were three significant customers who accounted for 35%, 13% and 9%, respectively, of total sales for the three months ended March 31, 2015.  In addition, there were three significant customers who accounted for 45%, 10% and 6%, respectively, of total sales for the year ended December 31, 2015 and there were three significant customers who accounted for 28%, 26% and 6%, respectively, of total sales for the year ended December 31, 2014.  The loss of any of these three customers we believe would have a material adverse effect on our revenue.

Intellectual Property

We protect our intangible assets that include patents pending and issued, as well as trade secrets and know how.  Through the process of development and commercialization of our technology, we have identified and sought patent protection for improvements to the manufacturing process, product applications and we are currently developing several spin-off technologies.  On December 1, 2009, we were issued U.S. Patent No. 7,625,591 B2; which expires in 2026 subject to the payment of maintenance fees.  On July 27, 2010, we were issued U.S. Patent No. 7,763,301; which will expire in 2027 subject to payment of maintenance fees.  These patents expand the raw material sources for the creation of Z Trim products as well as incorporate blends of ingredients combined with Z Trim.

In March 2013 we, jointly with the U.S. Department of Agriculture (“USDA”), filed a utility patent for our BioFiber Gum line of products, seeking patent protection for the composition of matter, process for making, as well as applications for, our proprietary soluble fibers (application number: PCT/US2014/0017376). In January 2015 the USDA commended global filings outside of the United States.

We have four additional utility patents on file that cover composition, process and various applications of Z Trim and BioFiber Gum, each filed jointly with the USDA

We continue to work with the USDA to expand its intellectual property portfolio; however, there can be no assurance that we will procure any additional intellectual property.

Government Regulation

We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health and the environment. Food production and marketing are highly regulated by a variety of federal, state, local, and foreign agencies.  However, as ingredients are made from natural raw material sources (corn and oat), they are considered Generally Recognized As Safe or “GRAS” and therefore not subject to many of the regulations applicable to foods.  Should the products lose their GRAS designation, we will be required to sell the products as food additives by obtaining a license to sell from each individual state in which sales would occur.  There is no assurance that we would be able to successfully obtain or maintain licenses in all states in which sales are expected to be made or that the cost of obtaining and maintaining these licenses would not limit its ability to sell its products.

In October 2012, the FDA approved the labeling of our products in meat applications. Specifically, the FDA has approved the use of our ingredients in ground, emulsified, and processed meats and poultry.  We believe this has created and will continue to create the potential for increased sales, although there can be no assurances.

Research and Development

Our R&D team, in conjunction with our customers and strategic industry partners, including the USDA, continues to work on the development of additional products and applications.  In June 2011, we entered into a 3-year agreement with the USDA to conduct joint research for the development of additional products and processes relating to its current patented products.  This agreement has been amended and the duration extended through May 31, 2016.  We require all employees and visitors to our plant to execute a non-disclosure agreement.  Our success depends to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for these products and technologies.  We intend to continue to file patent applications covering any newly developed products and technologies.  However, there can be no guarantee that any of our pending or future filed applications will issue as patents.

Environmental Compliance

We do not face any material environmental compliance issues as a result of our manufacturing process, however there can be no assurances that we will continue to comply in the future.

Employees

Presently, we have 14 full-time employees.

Our History

We were originally incorporated in the State of Illinois on May 5, 1994 under the original name Circle Group Entertainment Ltd.  On June 21, 2006, we filed a Certificate of Amendment to our Certificate of Incorporation and changed our name to Z Trim Holdings Inc.  On March 23, 2016, we changed our state of incorporation by engaging in a merger (the “Reincorporation”) with and into a newly formed wholly owned subsidiary of Z Trim, Agritech Worldwide, Inc., a Nevada corporation, pursuant to the terms and conditions of an Agreement and Plan of Merger entered into by Z Trim and Agritech on March 18, 2016 (the “Merger Agreement”).  The Reincorporation was consummated on March 23, 2016 and was effectuated by the filing of: (i) articles of merger with the Secretary of State of the State of Nevada; and (ii) articles of merger with the Secretary of State of the State of Illinois. The Reincorporation effected a change in our legal domicile from Illinois to Nevada.  Upon the effectiveness of the Reincorporation our affairs ceased to be governed by: (i) Illinois corporation laws; (ii) the Z Trim Articles of Incorporation; and (iii) the Z Trim Bylaws, and our affairs became subject to: (a) Nevada corporation laws; (b) Agritech’s Articles of Incorporation; and (c) Agritech’s Bylaws. The resulting Nevada corporation (i) is deemed to be the same entity as the Illinois corporation for all purposes under the laws of Nevada; (ii) continues to have all of the rights, privileges and powers of the Illinois corporation; (iii) continues to possess all properties of the Illinois corporation; and (iv) continues to have all of the debts, liabilities and obligations of the Illinois corporation.

Our Corporate Information

We maintain our executive offices at 1011 Campus Drive, Mundelein, Illinois 60060, and our main telephone number is (847) 549-6002.  We maintain a website at www.ztrim.com, which contains information about us.  The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

THIS OFFERING

Shares being registered for sale by the Selling Stockholders	3,020,133 shares

Use of Proceeds	We will not receive any proceeds from the sale of the Shares offered by this prospectus.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 2.

OTCPINK Symbol	FBER

RISK FACTORS

Risks Relating to Our Business

We have a history of operating losses and cannot guarantee profitable operations in the future. Failure on our part to achieve profitability may cause us to reduce or eventually cease operations.

We incurred a net loss of $656,237 for the three months ended March 31, 2016 and had an accumulated deficit of $157,085,867.  We incurred a net loss of $23,976,431 for the twelve months ended December 31, 2015, and had an accumulated deficit of $156,429,630.  We incurred a net loss of $5,579,708 for the twelve months ended December 31, 2014.

If we continue to incur significant losses, we may not be able to continue operations.  Even if we can continue operations, our cash reserves may be depleted earlier than currently anticipated, and we may be required to limit its future growth objectives to levels corresponding with its then available cash reserves.

Due to our history of losses, our accountants have raised substantial doubt with respect to our ability to continue as a going concern.

Although we have generated revenue, we are still operating at a significant net loss, and may continue to incur significant losses for a period of time.  We will be required to obtain additional financing in order to repay existing contractual obligations coming due in 2016, and to continue to cover operating losses and working capital needs.  We cannot assure you that our revenue generated from operations or any future funds we raise will be sufficient to support our continued operations.

The audit report of M&K CPAS, PLLC for the fiscal year ended December 31, 2015 contained a paragraph that emphasizes the substantial doubt as to our continuance as a going concern.  This is a significant risk that we may not be able to generate or raise enough capital to remain operational for an indefinite period of time.

If we do not obtain additional financing, we will be required to discontinue operations.

As of March 31, 2016, we had cash in the amount of $26,786 and total liabilities in the amount of $5,178,150.  We also had a working capital deficit of $4,461,269 as of March 31, 2016. As of December 31, 2015, we had cash in the amount of $309,851 and total liabilities in the amount of $4,918,652.  We also had a working capital deficit of $3,801,651 as of December 31, 2015.  Over the last several years, our operations have been funded primarily through the sale of both equity and debt securities. However, we still require additional financing to fully implement our business plan for the next twelve months and beyond.  Our current cash on hand is insufficient for us to be able to maintain its operations at the current level through June 30, 2016.  In order to continue to pursue our business plan, we will require additional funding.  If we are not able to secure additional funding, the implementation of our business plan will be delayed and its ability to maintain or expand operations will be impaired.  We intend to secure additional funding through debt or equity financing arrangements, increased sales generated by operations and reduced expenses.

Our ability to repay our loans is predicated on future sales growth and generating positive cash flow from the business or securing other financing.

As of March 31, 2016 we had total liabilities of $5,178,150, which includes $2,170,646 of short term notes net of discount.  As of December 31, 2015, we had total liabilities of $4,918,652, which includes $1,831,866 of short term notes.  The amount of revenues generated by the business has been insufficient to support ongoing daily operations.  Previously, we had to rely on new equity or debt financing in order to satisfy other financing incurred by us.  Our current cash balance as of May 11, 2016 of $148,721 will not be sufficient to repay the loans and support our continuing operations as planned. There are no assurances that we will secure additional debt or equity financing in order to pay off the loans and support our continuing operations as planned.

Our success is dependent on market acceptance of our products. We make no projections regarding the viability of our functional food ingredients and we cannot assure you that we will achieve any particular results.

We have not conducted, nor have others made available to us, results of market research indicating how much market demand exists for Z Trim, our functional food ingredient.  We are relying on the current concerns over obesity, weight-health issues, and the rising cost of both foods and health care to drive demand for line of products offered to the food and nutritional beverage industry.  We have only recently begun exploring the use of our products for non-food usage (such as industrial products) and are also unable to determine whether there will be a viable non-food market going forward.  We cannot assure you that we will be able to gain the market acceptance necessary to achieve profitability or that a significant market will exist for our products.

We make no projection with respect to our future income, assets or business.  No expert has reviewed our business plan for accuracy or reasonableness. It is likely that our actual business and results of operations will differ from those presented herein.

We derive a significant portion of our current revenues and order bookings from a small number of customers.

Our revenues and order bookings are concentrated with a small number of customers.  There were three significant customers who accounted for 28%, 11% and 9%, respectively, of our total sales for the three months ended March 31, 2016 and there were three significant customers who accounted for 35%, 13% and 9%, respectively, of our total sales for the three months ended March 31, 2015.  In addition, there were three significant customers who accounted for 45%, 10% and 6%, respectively, of our total sales for the year ended December 31, 2015 and there were three significant customers who accounted for 28%, 26% and 6%, respectively, of our total sales for the year ended December 31, 2014.  The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in a significant business interruption through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material adverse impact on our future revenue growth and results of operations, as well as our ability to continue operations.

Our manufacturing facility is currently operating at a loss and at this time we do not have any commitments for manufacturing at another location.

Our manufacturing facility was intended to be a pilot plant.  In order to fully implement our business plans we will need to successfully ramp up production at a second facility, move the operations to larger facilities, develop strategic partnerships or find other means to produce greater volumes of finished product, and we cannot assure that we will be able to do so or to achieve positive gross margins and profitable operations.

In 2012 we launched a new industrial products division in which we had no prior experience.

The industrial products division focuses on the manufacture, marketing and sale of products designed for industrial applications, such as oil drilling fluids, petroleum coke, charcoal briquettes, hydraulic fracturing, and paper and wood adhesives.  Prior to its launch in 2012 we had no prior experience in the manufacturing, marketing or sale of industrial products.  To date we have had limited sales of products by this division.  We may not be successful in these activities and may never generate significant revenues or profitability from our industrial products division.

The availability and cost of agricultural products that we use in our business are subject to weather and other factors beyond our control.

All of our current products depend on our proprietary technology using agricultural products, mainly corn bran and oat hull.  Historically, the costs of corn bran and oat hull are subject to fluctuations depending upon a number of factors which affect commodity prices in general and over which we have no control, including crop conditions, weather, government programs and purchases by foreign governments.  Commodity price changes may result in unexpected increases in raw material, packaging, and energy costs.  We currently do not hedge against changes in commodity prices.  If we are unable to increase productivity to offset these increased costs or increase our prices, we may experience reduced margins and profitability.

Since we are totally dependent on our current manufacturing facility; any operational disruption would result in a reduction of our sales volumes and could cause us to incur additional substantial losses.

Our revenues primarily are derived from the sale of functional ingredients made from dietary fiber that we manufacture at our pilot plant.  Our operations may be subject to significant interruption if our facility experiences a major accident or is damaged by severe weather or other natural disasters.  In addition, our operation may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters.  Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties.  Our insurance may not be adequate to fully cover the potential operational hazards described above; in addition, we may not be able to renew this insurance on commercially reasonable terms or at all.

If competition increases, our ability to attract and retain customers or expand our business could be impaired.

Competition is intense in our targeted industries, including nutraceuticals, functional food ingredients, oils, and gums.  A large number of businesses are engaged in various fat replacement industries.  Many of our competitors have established reputations for successfully developing and marketing their products, including products that are widely recognized as providing similar calorie reduction. In addition, many of our competitors have greater financial, managerial, and technical resources than we have.  If we are not successful in competing in these markets, we may not be able to attain our business objectives or continue operations.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us.  Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services.  For example, effective intellectual property protection may not be available in every country in which our products and services are distributed.  Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Also, protecting our intellectual property rights is costly and time consuming.  Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Additionally, there can be no assurance that competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our products, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology.  The occurrence of any such events could have a material adverse effect on our results of operations and financial condition.

Our inability to secure and protect our intellectual property may result in costly and time-consuming litigation and could impede us from ever attaining market success.

Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations.  In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.  Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on the legal protections of trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors.  These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements.  In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party.  Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets.  Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our competitors may design products around our intellectual property protection.

We hold an intellectual property portfolio, including patent, trademark, copyright and trade secret protection.  Our competitors, however, may design around our patent claims, rendering our patent protection ineffective against such competitors.  Similarly, our competitors may independently develop technology similar to our trade secrets and technical know-how.  Such occurrences could increase competitive pressure on our marketing and sales efforts, and adversely affect our results of operation.

We may not be successful in avoiding claims that we infringe others’ proprietary rights and could be required to pay judgments or licensing fees.

Any claim that we infringe a third party’s patents or other intellectual property rights, whether meritorious or not, could be time consuming and result in costly litigation.  If any of our practices are found to be in violation of another party’s rights, we may be required to pay monetary damages or licensing fees, which could be substantial, or cease making products which are deemed to be infringing.  Any of those occurrences could substantially harm our business, results and financial condition.

If our food products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers are injured.

We may need to recall some of our products if they become adulterated, misbranded, or mislabeled.  A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time.  In such a case, or in the event that injuries are determined to arise from our products, we could also suffer losses from a significant product liability judgment against us.  A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our food products, which could have a material adverse effect on our business results and the value of our brands.

If we fail to comply with government regulation impacting our business, we may be subject to a range of sanctions that will adversely impact our operations.

We are subject to extensive regulation, and compliance with existing or future laws and regulations may require us to incur substantial expenditures or require us to make product recalls.  As such, we are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health and the environment.  Food production and marketing are highly regulated by a variety of federal, state, local, and foreign agencies.  Changes in laws or regulations that impose additional or different regulatory requirements on us could increase our cost of doing business or restrict our actions, causing our results of operations to be adversely affected.  In addition, we advertise our products.  Our advertisements could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations and of new laws or regulations restricting our right to advertise products.

Our operations are also subject to regulation by various federal agencies, including the Alcohol and Tobacco Tax Trade Bureau, the Occupational Safety and Health Administration, the Food and Drug Administration and the Environmental Protection Agency, and by various state and local authorities.  Such regulation covers virtually every aspect of our operations, including production facilities, marketing, pricing, labeling, packaging, advertising, water usage, waste water discharge, disposal of hazardous wastes and omissions and other matters.  Violations of any of these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, voluntary or involuntary product recalls, or a cease and desist order against operations that are not in compliance.  These laws and regulations may change in the future and we may incur material costs in our efforts to comply with current or future laws and regulations or to affect any product recalls.  These matters may have a material adverse effect on our business.

If our products do not satisfy governmental regulations, we may be unable to obtain regulatory approval or may be required to obtain multiple licenses to sell our products.

We have self-certified that all components of its products are generally recognized as safe (“GRAS”) according to the U.S. Food and Drug Administration regulations.  A GRAS designation exempts the products from the regulations of the U.S. Department of Agriculture, permitting the sale of the products anywhere in the United States without obtaining a license. Should the products lose their GRAS designation, we will be required to sell the products as food additives by obtaining a license to sell from each individual state in which sales would occur.  There is no assurance that we will be able to successfully obtain or maintain licenses in all states in which sales are expected to be made or that the cost of obtaining and maintaining these licenses would not limit its ability to sell its products.

We are subject to periodic litigation and other regulatory proceedings, which could result in unexpected expense of time and resources.

We have been a defendant from time to time in lawsuits and regulatory actions relating to our business, including litigation brought by former employees.  Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on our business, financial condition and results of operations.  In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from our operations and result in substantial legal fees.

We have identified material weaknesses in our internal control over financial reporting, which could impact negatively our ability to report our results of operations and financial condition accurately and in a timely manner.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports.  We have identified material weaknesses in these controls.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.  In our annual evaluation of the effectiveness of our internal control over financial reporting conducted by management as required by the Sarbanes-Oxley Act of 2002, at December 31, 2015, we identified material weaknesses in our internal control over financial reporting and concluded that, as of December 31, 2015, we did not maintain effective control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  For a detailed description of these material weaknesses, see Item 9A, “Controls and Procedures,” herein.  Each of our material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected. As a result, we are required to perform additional work to obtain reasonable assurance regarding the reliability of our financial statements.

As of December 31, 2015, we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a – 15(c) and 15d – 15(e)).  Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Exchange Act is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

If we are unsuccessful in developing and implementing or following a remediation plan, or fail to update our internal control over financial reporting as our business evolves, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures.  If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our common stock.

Failure to attract and retain qualified personnel could lead to a loss of revenue and/or profitability.

Our success depends, in part, on the efforts and abilities of our management team and other key employees.  Their skills, experience and industry contacts significantly benefit our operations and administration.  The failure to attract and retain members of our management team and other key employees could have a negative effect on our operating results.  In addition, transitions of important responsibilities to new individuals inherently include the possibility of disruptions to our business and operations, which could negatively affect our business, financial condition, results of operations and cash flow.

Risks Relating to our Common Stock

Our stock trades at low prices per share and trades on the OTC Pink electronic quotation system, which provides limited liquidity and significant volatility.

Since our common stock is currently traded on the OTCPink electronic quotation system (the “OTCPink”), investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.  Being a penny stock also could limit the liquidity of our common stock and limit the coverage of our stock by analysts.  The OTCPink generally provides less liquidity than stock exchanges like NYSE or NASDAQ.  Stocks trading on the OTC markets may be very thinly traded and highly volatile.  Therefore, holders of our common stock may be unable to sell their shares at any price, whether or not such shares have been registered for resale.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common shares at any given time.  This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.  Given the lower trading volume of our common shares, significant sales of our common shares, or the expectation of these sales, could cause our share price to fall.

There may be a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a national securities exchange.  Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing.  Trading in our common stock continues to be conducted in the over-the-counter market.  As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by larger financial institutions, as consideration in possible future acquisition transactions or other purposes.

The fluctuation in our stock price may result in a decline in, or the loss of, the value of your investment.

The price of our common stock has fluctuated widely in the past, and may continue to do so.  In 2015 our stock had high and low bid prices of $0.51 and $0.04, respectively.  In 2014 our stock had high and low bid prices of $1.10 and $0.15, respectively.  This volatility is likely to continue for the foreseeable future. Factors affecting potential volatility include:

•	differences between our actual financial and operating results and those expected by investors and analysts;
•	our cash resources and our ability to obtain additional funding;
•	announcements of private or public sales of our securities;
•	announcements by us or a competitor of business development or exhibition projects;
•	our entering into or terminating strategic business relationships;
•	changes in government regulations;
•	changes in our revenue or expense levels;
•	fluctuations in operating results and general economic and other external market factors;
•	negative reports on us by security analysts or changes in analysts' recommendation or projections;
•	short selling of our stock in the market;
•	developments and resolution of current litigation that we are a party to; and
•	announcements of new products or technologies by us or our competitors.

The occurrence of any of these events may cause the price of the common stock to fall.  In addition, the stock market in general has recently experienced volatility that often has been unrelated to the operating performance or financial condition of individual companies.  Any broad market or industry fluctuations may adversely affect the trading price of our common stock, regardless of operating performance or prospects.

Companies that experience volatility in the market price of their securities often are subject to securities class action litigation.  This type of litigation, if instituted against us, could result in substantial costs and divert management’s attention and resources away from our business.

Shares eligible for future sale may adversely affect the market for our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to this Registration Statement and Rule 144 (“Rule 144”) promulgated under the Securities Act subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price, if any, of our securities.

Exercises of stock options, warrants and other convertible securities will dilute your percentage of ownership and could cause our stock price to fall.

As of June 15, 2016, we had outstanding stock options to purchase 10,351,263 shares of common stock and outstanding warrants to purchase 50,297,601 shares of our common stock, at prices ranging from $0.35 to $0.64 per share.  Additionally, we have reserved up to a total of 40,000,000 shares (inclusive of the outstanding stock options) to be issued pursuant to equity awards under the Plan. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders.  Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Pursuant to our recently adopted Articles of Incorporation, we have the authority to issue up to 500,000,000 shares of common stock and 25,000,000 shares of preferred stock. Our common stock and preferred stock, as well as the awards available for issuance under the Plan, can be issued by our board of directors without stockholder approval. We will not be required to seek, and will generally not seek, stockholder approval in connection with our equity offerings.  Any future issuances of such stock would further dilute the percentage ownership of us held by public stockholders.  Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights and voting rights and could adversely affect the voting power and the rights of our holders of common stock. In addition, the issuance of the preferred stock may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Our principal stockholder has the ability to exert significant influence in determining the outcome of all corporate transactions or other matters which require the approval of our stockholders and may have different interests than you.

As of June 15, 2016, Aristar Capital Management, LLC (“Aristar Capital”), Aristar Ventures I, LLC (“Aristar I”), Aristar Ventures I-B, LLC (“Aristar I-B”), and Aristar Ventures I-C, LLC (“Aristar I-C”), (collectively “Aristar Ventures”), entities indirectly controlled by Edward B. Smith, III, our former Chief Executive Officer and current director, beneficially own approximately 68.7% of our common stock.  As of June 15, 2016, Edward B. Smith, III, is the beneficial owner of 76.8% of our outstanding shares of common stock.  As a result, Aristar has a significant influence in determining the outcome of all corporate transactions or other matters which require approve of our stockholders, including mergers, consolidations and the sale of all or substantially all of our assets, the power to elect directors to the board of directors, and also the power to prevent or cause a change in control.  Aristar may prevent or frustrate attempts to effect a transaction or series of transactions that is or are in our best interests or our minority stockholders.  The interests of Aristar may differ from the interests of the other stockholders.  In addition, this concentration of ownership may delay or prevent a change in our control, even when a change in control may be in our best interest or the other stockholders, and might affect the market price of our common stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders.

Certain of our officers and directors have sufficient voting power to make corporate governance decisions that could have a significant effect on us and the other stockholders.

As of June 15, 2016, our officers and directors together beneficially own approximately 83.6% of our outstanding common stock and Mr. Smith alone through his direct and indirect holdings beneficially owns approximately 76.8% of our outstanding common stock.  As a result, Mr. Smith, alone will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders.  Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders.  Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

Our stock price may drop unexpectedly due to short selling of our common stock in the market.

We have experienced and may continue to experience unexpected declines in our stock price due to manipulation of the market by individuals who profit by short selling our common stock.  Short selling occurs when an individual borrows shares from an investor through a broker and then sells those borrowed shares at the current market price.  The “short seller” profits when the stock price falls because he or she can repurchase the stock at a lower price and pay back the person from whom he or she borrowed the stock, thereby making a profit.  We cannot assure you that short sellers will not drive the stock price down in the future, causing decline in the value of your investment.

We do not plan to pay dividends to holders of common stock.

We do not anticipate paying cash dividends to the holders of the common stock at any time.  Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment. There are no assurances that the price of common stock will ever appreciate in value. Investors seeking cash dividends should not buy our securities.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares, which are penny stocks, some brokers may be unwilling to trade them.  This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

Our stock is a penny stock.  The SEC generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock. See “Plan of Distribution—Penny Stock Rules.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”, which represent the Company’s current expectations or beliefs including, but not limited to, statements concerning the Company’s operations, performance, financial condition and growth.  For this purpose, any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “anticipation”, “intend”, “could”, “estimate”, or “continue” or the negative or other comparable terminology are intended to identify forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, such as credit losses, dependence on management and key personnel, variability of quarterly results, and the ability of the Company to continue its growth strategy and competition, certain of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

In addition to the assumptions and other factors referenced specifically in connection with such statements, factors that could cause or contribute to our actual results differing materially from those discussed herein or for our stock price to be adversely affected include, but are not limited to:

•	our history of operating losses and our inability to achieve or guarantee profitable operations in the future or to continue operations;
•	the risk that we will be unable to pay our debt obligations as they become due or that we will be able to find sufficient financing to fund our operations;
•	risk that there will not be market acceptance of our products;
•	our plans for commercialization of our products;
•	possible problems in implementing new relationships or the failure to achieve the desire benefits from such relationships;
•	our reliance on a limited number of product offerings;
•	our product development efforts, including risk that we will not be able to produce our products in a cost-effective manner;
•	our substantial dependence on the manufacturing facility owned by our toll manufacturer;
•	our ability to secure new customers, maintain our current customer base and deliver product on a timely basis;
•	our dependence on a small concentration of customers;
•	possible issuances of common stock subject to options, warrants and other securities that may dilute the interest of stockholders, and/or future exercise of such options and warrants;
•	our ability to protect technology through patents;
•	our ability to protect our proprietary technology and information as trade secrets and through confidentiality agreements or other similar means;
•	the effects of the 2015 expiration of the USDA patent we have employed in manufacturing our products;
•	competition from larger, more established companies with far greater economic and human resources;
•	fluctuations in the availability of raw materials and the price for agricultural products;
•	the effect of changes in the pricing and margins of products;
•	the potential loss of key personnel or other personnel disruptions;
•	possible product recalls due to adulteration of products or materials, future regulatory action, or other concerns;
•	our ability to comply with all government regulation and retain favorable regulatory status, such as GRAS status, of our products and ingredients;
•	risk that we will not be able to remediate identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting;
•	sufficient voting power by one large stockholder to make corporate governance decisions that could have significant effect on us and the other stockholders;
•	our nonpayment of dividends to common stockholders and lack of plans to pay dividends to common stockholders in the future;
•	our need for additional financing;
•	our ability to successfully defend future litigation, including possible claims related to products liability and infringement of intellectual property, as well as the outcome of regulatory actions and inquiries;
•	future sale of a substantial number of shares of our common stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital;
•	our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock;
•	our stock is classified as a penny stock and subject to additional regulation as such; and
•	our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float and potential for short sales of our stock.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the Shares by the Selling Stockholders. We will not receive any proceeds from the resale of the Shares by the Selling Stockholders.

The following table sets forth, as of June 15, 2016, the (i) name of each person who is offering the resale of Shares by this prospectus and their position with us; (ii) the number of shares of common stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each person; (iii) the number of Shares that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iv) the number of shares of common stock each person will own after the offering, assuming they sell all of the Shares offered.  Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.  Unless otherwise indicated, the address for each Selling Stockholder listed in the table below is c/o Agritech Worldwide, Inc., 1011 Campus Drive, Mundelein, Illinois 60060.

We will, from time to time, supplement this prospectus in order to reflect grants under the Plan and/or to name grantees who are officers and/or directors as Selling Stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Common Stock Beneficially Owned Before Resale*	Shares of Common Stock Offered for Resale in this Offering		Shares of Common Stock Beneficially Owned After this Offering		Percentage of Common Stock Beneficially Owned After Resale*

Morris Garfinkle, Chairman	7,212,115	(1)	6.8%	1,006,711	(2)	7,212,115	(1)	6.8%

Edward B. Smith, III, Director	102,092,557	(3)	76.8%	1,006,711	(2)	102,092,557	(3)	76.8%

Dan Jeffery, Director	1,642,308	(4)	1.6%	1,006,711	(2)	1,642,308	(4)	1.6%

TOTAL	110,946,980		79.3%	3,020,133		110,946,980		79.3%

*	Based on 99,865,435 shares of common stock outstanding as of June 15, 2016.

(1)	Consists of: (i) 1,011,185 shares of common stock owned directly by Mr. Garfinkle; (ii) 53,665 shares of common stock issuable upon conversion of convertible notes owned directly by Mr. Garfinkle; (iii) 115,243 shares of common stock issuable upon conversion of Series B Preferred Stock owned directly by Mr. Garfinkle; (iv) 5,632,022 shares of common stock issuable upon exercise of warrants owned directly by Mr. Garfinkle; and (v) 400,000 shares of common stock issuable upon exercise of warrants owned by an entity controlled by Mr. Garfinkle.

(2)	Includes options exercisable for 1,006,711 shares of common stock that vest more than 60 days following June 15, 2016. Because these options vest more than 60 days following June 15, 2016 they are not currently deemed to be beneficially owned by each Selling Stockholder. These options were granted to each of Messrs. Garfinkle, Smith and Jeffery under the Plan on May 17, 2016 and vest in full on the first anniversary of the grant date.

(3)	Consists of: (i) 33,440,666 shares of common stock beneficially owned by Mr. Smith (consisting of: (A) 350,164 shares of common stock owned directly by Mr. Smith; (B) 407,889 shares of common stock issuable upon conversion of convertible notes held directly by Mr. Smith; (C) 813,839 shares of common stock issuable upon conversion of Series B Preferred Stock owned directly by Mr. Smith; and (D) 31,868,774 shares of common stock issuable upon exercise of warrants owned directly by Mr. Smith); and (ii) 68,651,891 shares of common stock beneficially owned by Aristar Capital Management, LLC (“Aristar Capital”), together with Aristar Ventures I, LLC (“Aristar Ventures I”), Aristar Ventures I-B, LLC (“Aristar Ventures I-B”) and Aristar Ventures I-C, LLC (“Aristar Ventures I-C”). Mr. Smith is the managing member of Aristar Capital, an investment management firm that serves as the investment manager of Aristar Ventures I, Aristar Ventures I-B and Aristar Ventures I-C. Mr. Smith is also the managing member of Aristar Capital Management GP, LLC (“Aristar GP”), which serves as the managing member of Aristar Ventures I, Aristar Ventures I-B and Aristar Ventures I-C. As a result of the foregoing, the shares of common stock deemed to be beneficially owned by each of (i) Aristar Ventures I, Aristar Ventures I-B and Aristar Ventures I-C are deemed to be beneficially owned by each of Aristar Capital and Aristar Capital GP and (ii) Aristar Capital and Aristar Capital GP are deemed to be beneficially owned by Mr. Smith. Aristar Capital and Aristar GP filed a Form 4 on July 2, 2015 that reported shared beneficial ownership with respect to an aggregate of 68,651,891 shares of common stock held by Aristar Ventures (as defined below). The 68,651,891 shares of common stock consist of: (i) 65,587,628 shares of common stock held directly by Aristar Ventures I; (ii) 1,985,448 shares of common stock held directly by Aristar Ventures I-B; and (iii) 1,078,815 shares of common stock held directly by Aristar Ventures I-C. Mr. Smith is the managing member of Aristar Capital, an investment management firm that serves as the investment manager of Aristar Ventures I, Aristar Ventures I-B and Aristar Ventures I-C. Mr. Smith is also the managing member of Aristar GP, which serves as the managing member of Aristar Ventures I, Aristar Ventures I-B and Aristar Ventures I-C. As a result of the foregoing, the shares of common stock deemed to be beneficially owned by each of (i) Aristar Ventures I, Aristar Ventures I-B and Aristar Ventures I-C are deemed to be beneficially owned by each of Aristar Capital and Aristar Capital GP and (ii) Aristar Capital and Aristar Capital GP are deemed to be beneficially owned by Mr. Smith. The business address of the Aristar entities is 1120 Avenue of the Americas, Suite 1514, New York, NY 10036.

(4)	Consists of (i) 192,308 shares of common stock directly owned by Mr. Jeffery; (ii) 1,250,000 shares of common stock subject to warrants exercisable within 60 days of June 15, 2016 that were awarded for services rendered to Jeffery Consulting Group, LLC, of which Mr. Jeffery is the sole member; and (iii) 200,000 shares of common stock issuable upon exercise of warrants owned by an entity controlled by Mr. Jeffery.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Stockholders may offer and sell the Shares covered by this prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the Shares covered by this prospectus.

Offering Price

The Shares offered under this prospectus may be sold from time to time directly by or on behalf of the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The sales price offered by the Selling Stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the Selling Stockholders determine from time to time.

Manner of Sale

The Shares offered under this prospectus may be sold from time to time directly by or on behalf of the Selling Stockholders in one or more transactions, in privately negotiated transactions, or through a combination of such methods. The Shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The Selling Stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares.  Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale.  The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on the OTCPink or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

Any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Securities Laws

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $15,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Gracin & Marlow, LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Agritech Worldwide, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended, have been audited by M&K CPAS, PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed by us with the SEC are incorporated herein by reference:

●	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on April 14, 2016;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 12, 2016;

●	Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed with the SEC on March 28, 2016, May 19, 2016 and May 23, 2016; and

●	The description of our common stock contained in our Registration Statement Form 8-A filed with the SEC on June 21, 2016, including any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Chief Executive Officer at our executive offices at:

Agritech Worldwide, Inc.
1011 Campus Drive
Mundelein, Illinois 60060
Attention: Chief Executive Officer

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by the Nevada Revised Statutes, we have adopted provisions in our Articles of Incorporation and Bylaws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except such liability is based on:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock purchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our Articles of Incorporation and Bylaws provide that:

●	we will indemnify our directors and officers to the fullest extent permitted by Nevada law; and

●	we will advance expenses, including attorneys’ fees, to our directors and our officers.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these indemnification provisions and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s web site at www.sec.gov.

3,020,133 SHARES OF COMMON STOCK

PROSPECTUS

June 21, 2016

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant or the Predecessor Registrant with the SEC are incorporated herein by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on April 14, 2016;

•	The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2016;

•
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed with the SEC on March 28, 2016, May 19, 2016 and May 23, 2016; and

•	The description of the Registrant’s common stock contained in our Registration Statement Form 8-A filed with the SEC on June 21, 2016, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Registrant’s Articles of Incorporation and Bylaws provide for indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted by Nevada law (as amended from time to time).  Section 78.7502 of the Nevada Revised Statutes provides that such indemnification may only be provided if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibits Index that immediately follows the signature page hereto, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mundelein, State of Illinois, on June 21, 2016.

AGRITECH WORLDWIDE, INC.
(Registrant)

By:	/s/ Jonathan Kahn
Name:	Jonathan Kahn
Title:	Chief Executive Officer and Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Kahn and Morris Garfinkle and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Office(s)	Date

/s/ Jonathan Kahn	Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	June 21, 2016
Jonathan Kahn

/s/ Morris Garfinkle	Chairman of the Board of Directors	June 21, 2016
Morris Garfinkle

/s/ Edward B. Smith, III	Director	June 21, 2016
Edward B. Smith, III

/s/ Dan Jeffery	Director	June 21, 2016
Dan Jeffery

AGRITECH WORLDWIDE, INC.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description

4.1
Articles of Incorporation of Agritech Worldwide, Inc., a Nevada corporation (incorporated by reference to Exhibit C to the definitive proxy statement on Schedule 14C filed by Z Trim Holdings, Inc. on November 30, 2015)

4.2	Bylaws of Agritech Worldwide, Inc., a Nevada corporation (incorporated by reference to Exhibit D to the definitive proxy statement on Schedule 14C filed by Z Trim Holdings, Inc. on November 30, 2015)

4.2
Amended and Restated Incentive Compensation Plan, as amended (incorporated by reference to Exhibit F to the definitive proxy statement on Schedule 14C filed by Z Trim Holdings, Inc. on November 30, 2015)

5.1	Opinion of Counsel regarding the legality of securities being registered*

23.1	Consent of M&K CPAs, PLLC*

23.2	Consent of Counsel (included in Exhibit 5.1 hereof)*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith